Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2017 (the “Effective Date”), is entered into by and among The Englebrecht Company, Inc., a California corporation d/b/a as Roy Englebrecht Promotions (“Seller”), Roy Englebrecht, an individual and resident of the State of California (the “Primary Shareholder”), and Alliance MMA, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller is engaged in promoting and conducting mixed martial arts events at various venues under the name “Roy Englebrecht Promotions”; and

WHEREAS, the Primary Shareholder owns 100% of the issued and outstanding voting equity of Seller; and

WHEREAS, the Primary Shareholder and Seller wish to provide for the sale to Buyer of all of the assets and property rights now owned and held by Seller that are used or usable in the Business, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1          Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth on Annex I hereto.

Article II

PURCHASE AND SALE

2.1         Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from all Encumbrances (except the Permitted Encumbrances), all of Seller’s right, title and interest in and to all of the properties, assets, and other rights of every kind and nature, whether tangible or intangible, real or personal, owned, leased, licensed or otherwise held by Seller as of the Closing, in each case to the extent primarily relating to or used in the Business regardless of where such assets are located (collectively, the “Purchased Assets”), including but not limited to the following:

(a)	all accounts receivable, notes and notes receivable and other receivables (whether or not billed) relating to the Business (collectively, the “Accounts Receivable”);

(b)	all lighting, trusses, machinery, tools, spare parts, vehicles, furniture, fixtures, fighter cages and other equipment and other tangible personal property (excluding Inventory) of the Business (collectively, the “Equipment”), including such Equipment identified on Schedule 2.1(b), and all transferrable warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment;

(c)	all contracts and agreements of Seller including, without limitation, leases, licenses, sponsorship agreements, Fighter Agreements and any other agreements with fighters and managers, employment agreements, non-competition and non-solicitation agreements, agreements with event venues, open quotations and bids from or to Seller’s venues, suppliers, customers or potential customers, and other agreements, whether oral or written, relating to or used in the Business, including those identified on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

(d)	all rights under the all leases and subleases of real property relating to or used in the Business and listed on Schedule 2.1(d) (“Real Estate Leases”);

(e)	all deposits, prepayments and prepaid expenses or other similar current assets used in the Business;

(f)	all transferable approvals, authorizations, certifications, consents, variances, permissions, licenses and Permits to or from, or filings, notices or recordings to or with, any Governmental Authority used in the Business;

(g)	all inventory, including all raw materials, work-in-process, finished goods, packaging materials, office supplies, maintenance supplies, spare parts and similar items used or intended for use in connection with the Business (“Inventory”);

(h)	all leasehold improvements constructed by Seller or provided by landlords for Seller, subject to the rights and obligations under the Real Estate Leases;

(i)	all sales and marketing information, including all customer records and sales history with respect to customers (including invoices), sales and marketing records, price lists, documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind, tangible data, customer lists (including appropriate contact information), vendor and supplier lists, service provider lists, promotional literature and advertising materials, catalogs, data books and records, of the Seller, relating to the Business;

(j)	all Intellectual Property Rights related to the Business, including the goodwill of the business related thereto (collectively, the “Transferred Intellectual Property”), subject to the exercise by the Seller of the Buyback Option upon the occurrence of a Buyback Condition;

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(k)	all records, reports and information files of Seller relating to the Business (including business development and development history files);

(l)	all claims, warranties, guarantees, refunds, causes of action, defenses, counterclaims, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds) related to the Business, received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets, except for any of the foregoing to the extent they arise under the Excluded Assets;

(m)	to the extent transferable, all telephone and facsimile numbers and Internet domain addresses, in each case related to the Purchased Assets, including, without limitation, those described on Schedule 2.1(m);

(n)	cash in the aggregate amount of $158,951 which will be deposited at Closing by Seller into an Alliance MMA bank account; and

(o)	all other assets used in connection with the Business and not retained by Seller pursuant to Section 2.2.

2.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a)	all rights of Seller arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)	all corporate minute books, stock records and Tax returns (including all work papers relating to such Tax returns) of Seller and such other similar corporate books and records of Seller as may exist on the Closing Date;

(c)	all claims and rights to refunds of Taxes paid by or on behalf of Seller; and

(d)	all licenses and approvals of any Governmental Authority related to the Business that are personal to Seller and non-transferrable.

2.3          Liabilities of Seller; Assumed Liabilities. Buyer is not assuming and shall not be held responsible for nor shall be required to assume or be obligated to pay, discharge or perform, any debts, taxes, adverse claims, obligations or liabilities of Seller of any kind or nature or at any time existing or asserted, whether fixed, contingent or otherwise, whether in connection with the Purchased Assets, the Business or otherwise and whether arising before or after the consummation of the transactions contemplated by this Agreement, or bear any cost or charge with respect thereto, including without limitation, any accounts or notes payable, Taxes, warranty or personal injury claims accrued prior to the Closing, commissions, union contracts, unemployment contracts, profit sharing, retirement, pension, bonus, hospitalization, vacation or other employee benefits or any employment or old-age benefits relating to the employees of Seller. Notwithstanding the foregoing, on the Closing Date, Buyer shall assume and agrees to timely pay, perform and discharge the following Liabilities of Seller (collectively referred to as the “Assumed Liabilities”):

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(a)	all Liabilities and all obligations arising after the Closing Date under the Assumed Contracts, other than any Liability arising out of or relating to a breach of any Assigned Contract that occurred prior to the Closing Date; and

(b)	all Liabilities or other claims related to the Business, that arise from acts performed by Buyer after the Closing Date or that arise from ownership and operation of the Purchased Assets and Business after the Closing Date.

For purposes of this Agreement, “Liability” means any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

2.4          Procedures for Purchased Assets not Transferable. If any property or other rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent of some third party or parties, Seller shall use its commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement, the Other Agreements and the related instruments of transfer shall not constitute an assignment or transfer of the Purchased Asset regarding which such consent was not obtained and Buyer shall not assume Seller’s obligations with respect to such Purchased Asset, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this Section 2.4 only and not for the purposes of the rest of this Agreement, commercially reasonable efforts shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

Article III

PURCHASE PRICE

3.1          Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall be One Million Thirty-Nine Thousand Five Hundred dollars ($1,039,500), subject to any Make-Good adjustment that may apply pursuant to Section 3.2. At the Closing, Two Hundred Seven Thousand Nine Hundred dollars ($207,900) of the Purchase Price shall be paid in cash, and Eight Hundred Thirty-One Thousand Six Hundred dollars ($831,600) shall be paid in Common Stock (the “Purchase Price Shares”). The Purchase Price Shares will be valued at the Share Price as of the day prior to the date of the public announcement of the purchase of the Purchased Assets

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3.2          Make-Good Adjustment.

(a)	At the Closing, Buyer shall deposit into escrow a number of shares of Common Stock equal to (A) 30% of the Purchase Price divided by (B) the Share Price (the “Escrow Shares”). In the event that Gross Profit attributable to the Business during the twelve (12) month period following the Closing, and included in earnings before income taxes in Buyer’s periodic reports filed with the Commission for the relevant periods (prorated for partial periods), is less than One Hundred Forty-Eight Thousand Five Hundred dollars ($148,500) (the “Target Gross Profit Threshold”), the Escrow Shares shall be returned to Buyer and cancelled. As used in this Agreement and the Other Agreements, “Gross Profit” means total revenue minus the cost of revenue as determined by US GAAP, consistently applied. For purposes of clarification, the Primary Shareholder’s compensation as an employee of Buyer shall be included in cost of revenue for purposes of determining Gross Profit.

(b)	Buyer will calculate the Target Gross Profit Threshold and submit such calculations to Seller at least thirty (30) days prior to the date on which Buyer files with the Commission its first periodic report covering the twelve (12) month period following the Closing. Seller may object within ten (10) days following receipt of Buyer’s calculation of the Target Gross Profit Threshold (the “Target Gross Profit Notice”) by providing detailed written objections to such calculation. If Seller does not make such objection within such ten-day period, Seller will be deemed to have accepted such calculation. Absent manifest error by Buyer, Buyer’s calculation of the Target Gross Profit Threshold shall be binding on Seller.

(c)	In the event that the Escrow Shares are cancelled pursuant to this Section 3.2, such cancellation shall be deemed an adjustment to the Purchase Price.

Article IV

CLOSING

4.1          Closing. The Closing shall take place at a place and location to be agreed upon by Buyer and Seller, subject to the satisfaction or waiver of each of the conditions set forth in Article 8.

4.2          Actions at Closing. At the Closing, subject to the terms and conditions hereof, the following actions shall be taken by the parties:

(a)	Seller’s Closing Deliveries. In return for the Purchase Price, Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller, and in furtherance thereof shall deliver or cause to be delivered to Buyer at the Closing:

(i)	the Bill of Sale, Conveyance and Assignment, duly executed by Seller;

(ii)	the Assignment and Assumption Agreement, duly executed by Seller;

(iii)	the Escrow Agreement, duly executed by Seller;

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(iv)	the Intellectual Property Transfer Agreement, duly executed by Seller;

(v)	the Seller’s Officer’s Certificate, signed by a duly authorized officer of Seller;

(vi)	the Non-Competition and Non-Solicitation Agreement, signed by the Primary Shareholder;

(vii)	the Employment Agreement, signed by the Primary Shareholder;

(viii)	the Lock-up Agreement, signed by the Primary Shareholder; and

(ix)	such other documents as Buyer may reasonably request in order to effectuate the transfer and conveyance of good and valid title in and to the Purchased Assets to Buyer.

(b)	Buyer’s Closing Deliveries. In consideration for the transfer of the Purchased Assets and the other transactions contemplated hereby, Buyer shall deliver or cause to be delivered to Seller at the Closing:

(i)	the cash portion of the Purchase Price by wire transfer of immediately available funds to such account as Seller shall designate;

(ii)	the Buyer’s Shares (less the Escrow Shares, which shall be delivered to the Escrow Agent);

(iii)	the Assignment and Assumption Agreement, duly executed by Buyer;

(iv)	the Escrow Agreement, duly executed by Buyer;

(v)	the Intellectual Property Transfer Agreement, duly executed by Buyer;

(vi)	the Seller’s Officer’s Certificate, signed by a duly authorized officer of Buyer;

(vii)	the Non-Competition and Non-Solicitation Agreement, duly executed by Buyer; and

(viii)	the Employment Agreement, duly executed by Buyer.

(c)	Notification of Asset Transfer. At or before the Closing, Seller will notify all parties to which notice is required as a result of the sale of the Purchased Assets to Buyer and provide copies of such notices to Buyer.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRIMARY SHAREHOLDER

Seller and the Primary Shareholder, jointly and severally, represent and warrant to Buyer as follows:

5.1          Organization. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of California, duly qualified to transact business as a foreign entity in such jurisdictions where the nature of its Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the Business of the Seller or the Purchased Assets, and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its Business, as now being conducted.

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5.2          Due Authorization.

(a)	Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Seller, including approval of this Agreement and the Other Agreements by the board of directors of Seller.

(b)	The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of its certificate of incorporation, by-laws or other organizational documentation of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any authorization, judgment, order, award, writ, injunction or decree of any Governmental Authority which breach, default or conflict would have a material adverse effect on the Business or Purchased Assets or Seller’s ability to consummate the transactions contemplated hereby, or (iv) any applicable law, statute, ordinance, regulation or rule which breach, default or conflict would have a material adverse effect on the Business or Purchased Assets or Seller’s ability to consummate the transactions contemplated hereby, and, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets. This Agreement has been, and on the Closing Date the Other Agreements to which Seller is a party will have been, duly executed and delivered by Seller and constitutes, or, in the case of such Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.3          Equipment and other Purchased Assets. The Equipment and other Purchased Assets owned by, in the possession of, or used by Seller, in connection with the Business is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business.

5.4          Title. The Purchased Assets are owned legally and beneficially by Seller which has good and transferable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances and Assumed Liabilities.

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5.5          Intellectual Property. Identified on Schedule 5.5 is a complete and accurate list of all Intellectual Property Rights used by Seller in the Business. Except as set forth on Schedule 5.5, the Transferred Intellectual Property is owned free and clear of all Encumbrances or has been duly licensed for use by Seller and all pertinent licenses and their respective material terms are set forth on Schedule 5.5. The Transferred Intellectual Property is not the subject of any pending adverse claim or, to Seller’s knowledge, the subject of any threatened litigation or claim of infringement or misappropriation. The Seller has not violated the terms of any license pursuant to which any part of the Transferred Intellectual Property has been licensed by the Seller. To Seller’s knowledge, the Transferred Intellectual Property does not infringe on any Intellectual Property Rights of any third party. To the Seller’s knowledge the Transferred Intellectual Property together with the rights granted under the Trademark License Agreement constitutes all of the Intellectual Property Rights necessary to conduct the Business as presently conducted. The Transferred Intellectual Property will continue to be available for use by Buyer from and after the Closing at no additional cost to Buyer.

5.6          Litigation. There is no suit (at law or in equity), claim, action, judicial or administrative proceeding, arbitration or governmental investigation now pending or, to the best knowledge of Seller threatened, (i) arising out of or relating to any aspect of the Business, or any part of the Purchased Assets, (ii) concerning the transactions contemplated by this Agreement, or (iii) involving Seller, its shareholders, or the officers, directors or employees of Seller in reference to actions taken by them in the conduct of any aspect of the Business.

5.7          Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.

5.8          Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

5.9          Absence of Undisclosed Liabilities. To Seller’s knowledge, Seller has not incurred any material liabilities or obligations with respect to the Purchased Assets (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as otherwise expressly disclosed in this Agreement.

5.10        Assumed Contracts. All current and complete copies of all Assumed Contracts have been delivered to or made available to the Buyer. The Assumed Contracts are all in full force and effect and, to Seller’s knowledge, there are no outstanding material defaults or violations under such Assumed Contracts on the part of the Seller or, to the knowledge of the Seller, on the part of any other party to such Assumed Contracts, except for such defaults as will not have a material adverse effect on the Business or Purchased Assets, taken as a whole. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Assumed Contract, other than in connection with negotiations for renewals and amendments in the ordinary course of business.

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5.11        Tax Matters.

(a)	Seller has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it.

(b)	There are no proceedings, investigations, audits or claims now pending or threatened against Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes.

(c)	Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Business (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it.

(d)	The Seller has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

5.12        Scope of Rights in Purchased Assets. The rights, properties, and assets included in the Purchased Assets include substantially all of the rights, properties, and assets, of every kind, nature and description, wherever located, that Seller believes are necessary to own, use or operate the Business.

5.13        Compliance with Laws. Seller is in compliance with all laws applicable to the Business, except where the failure to be in compliance would not have a material adverse effect on the Purchased Assets or the Business. Seller has not received any unresolved written notice of or been charged with the violation of any laws applicable to the Business except where such charge has been resolved. There are no pending or, to the knowledge of the Seller, threatened actions or proceedings by any Governmental Authority, which would prohibit or materially impede the Business.

5.14        Financial Statements. Seller has provided to Buyer copies of the unaudited balance sheet of the Seller at December 31, 2015 and December 31, 2016 and the related statements of income and cash flows for the years then ended (collectively, the “Financial Statements”. The Financial Statements fairly present, in all material respects, the assets of the Business at December 31, 2016 and the operating profit or loss of the Business for the year then ended.

5.15        Absence of Certain Changes. Since December 31, 2016, (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) neither Seller nor the Primary Shareholder have taken any of the following actions:

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(i)	sold, assigned or transferred any material portion of the Purchased Assets other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(ii)	cancelled any indebtedness other than in the ordinary course of business, or waived or provided a release of any rights of material value to the Business or the Purchased Assets;

(iii)	except as required by Law, granted any rights to severance benefits, “stay pay”, termination pay or transaction bonus to any Business Employee or increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, “stay-pay”, termination pay or transaction bonus arrangements (in each case, other than grants or increases for which Buyer will not be obligated following the Closing);

(iv)	except in the ordinary course of business, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $50,000 in the aggregate;

(v)	acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(vi)	amended the terms of any existing Employee Plan, except for amendments required by Law;

(vii)	changed the Tax or accounting principles, methods or practices of the Business, except in each case to conform to changes required by Tax Law, in U.S. GAAP or applicable local generally accepted accounting principles;

(viii)	amended, cancelled (or received notice of future cancellation of) or terminated any Assumed Contract which amendment, cancellation or termination is not in the ordinary course of business;

(ix)	materially increased the salary or other compensation payable by Seller to any Business Employee, or declared or paid, or committed to declare or pay, any bonus or other additional payment to and Business Employees, other than (A) payments for which Buyer shall not be liable after Closing, (B) customary compensation increases and (C) bonus awards or payments under existing bonus plans and arrangements awarded to Business Employees which have been awarded or paid in the ordinary course of business;

(x)	failed to make any material payments under any Assumed Contracts or Permits as and when due (except where contested in good faith or cured by Seller) under the terms of such Assumed Contracts or Permits;

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(xi)	suffered any material damage, destruction or loss relating to the Business or the Purchased Assets, not covered by insurance;

(xii)	incurred any material claims relating to the Business or the Purchased Assets not covered by applicable policies of liability insurance within the maximum insurable limits of such policies;

(xiii)	mortgaged, sold, assigned, transferred, pledged or otherwise placed an Encumbrance on any Purchased Asset, except in the ordinary course of business, as otherwise set forth herein or that will be released at Closing;

(xiv)	transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled any material rights or obligations with respect to any of the Transferred Intellectual Property, except in the ordinary course of business; or

(xv)	entered into any agreement or commitment to take any of the actions set forth in paragraphs (i) through (xiv) of this Section 5.15.

5.16        Employee Benefit Plans. Attached on Schedule 5.16 is a list of all qualified and non-qualified pension and welfare benefit plans of Seller (the “Employee Plans”). Each of the Employee Plans has been operated in accordance with its terms, does not discriminate (as that term is defined in the Code) and will, along with all other bonus plans, incentive or compensation arrangements provided by Seller to or for its employees, be terminated by Seller immediately following Closing. All payments due from Seller pursuant thereto have been paid.

5.17        Business Employees. Attached on Schedule 5.17 is a list of all employees of Seller (collectively, the “Business Employees”), their current salaries or compensation, a listing of commission arrangements, a list of commitments for future salary or compensation increases, and the last salary raise with dates and amounts. Schedule 5.17 lists all individuals with whom Seller has employment, consulting, representative, labor, non-compete or any other restrictive agreements. Seller has not entered into any severance or similar arrangement with respect of any Business Employee (or any former employee or consultant) that will result in any obligation (absolute or contingent) of Buyer or Seller to make any payment to any Business Employee (or any former employee or consultant) following termination of employment.

5.18        Labor Relations. Seller has complied in all material respects with all federal, state and local laws, rules and regulations relating to the employment of labor including those related to wages, hours and the payment of withholding and unemployment Taxes. Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing.

5.19        Sponsors, Vendors and Suppliers. Attached on Schedule 5.19 is a complete and accurate list of (i) the five (5) largest sponsors of Seller in terms of revenue during the period from January 1, 2015 through December 31, 2016, showing the approximate total amount of sponsorship revenue by Seller from each such sponsor during such period; and (ii) the five (5) largest vendors and suppliers (whether of production services, event venues, equipment, fighter managers, etc.) to Seller in terms of purchases or payments made by Seller to such vendor or supplier during the period from January 1, 2015 through December 31, 2016, showing the approximate total purchases or payments by Seller from each such supplier during such period. As of the date of this Agreement there has been no adverse change in the business relationship of Seller with any sponsor, vendor or supplier named on Schedule 5.19.

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5.20        Conflict of Interest. Neither Seller nor the Primary Shareholder have any direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding securities of corporations listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended) in (i) any entity which does business with Seller or is competitive with the Business, or (ii) any property, asset or right which is used by Seller in the conduct of its Business.

5.21        Fighters Under Contract. Schedule 5.21 sets forth each agreement to which the Seller or Primary Shareholder is a party with any professional mixed martial arts fighter and the economic terms of each such agreement (each a “Fighter Contract”). Each Fighter Contract is in full force and effect and, to Seller’s knowledge, there are no outstanding material defaults or violations under any such Fighter Contract on the part of the Seller or, to the knowledge of the Seller, on the part of any other party to such Fighter Contract, except for such defaults as will not have a material adverse effect on the Business or Purchased Assets, taken as a whole. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Fighter Contract, other than in connection with negotiations for renewals and amendments in the ordinary course of business.

5.22        Inventories. All Inventory, except for obsolete items or items of below-standard quality which have been written off or written down on Seller’s balance sheet, has been purchased in the ordinary course of business, is free from material defects, consists of goods of the kind, quantity and quality regularly used and sold in the Business. The Inventory, except for obsolete items or items of below-standard quality which have been written off or written down on Seller’s balance sheet, is merchantable and fit for its intended purpose and Seller has not, is not contemplating, nor has any reason to believe that a recall of such items or any items previously sold by Seller is necessary or warranted.

5.23        Accounts Receivable. All of the Accounts Receivable are (and as of the Closing Date will be) bona fide receivables subject to no counterclaims or offsets and arose in the ordinary course of business. At the Closing and except for Permitted Encumbrances, no person or entity will have any lien on such Accounts Receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such Accounts Receivable.

5.24        Insurance. Seller maintains (i) insurance on all the Purchased Assets covering property damage by fire or other casualty which it is customary for Seller to insure, (ii) insurance protection against all liabilities, claims, and risks against which it is customary for Seller to insure, and (iii) insurance for worker’s compensation and unemployment, products liability, and general public liability. All of such policies are consistent with past practices of Seller. Seller is not in default under any of such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

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5.25        Payment of Debts. Except for those liabilities assumed by Buyer pursuant to Section 2.3, Seller has made adequate provisions for payments of the amounts due to its creditors and shall pay the same in full at Closing or pursuant to their existing terms on or before the Closing.

5.26        Accuracy of Statements. No representation or warranty by Seller or Primary Shareholder in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to Seller or Primary Shareholder that materially adversely affects the business, financial condition or affairs of the Business, Seller or Primary Shareholder.

5.27        Representations and Warranties of Buyer. Neither Seller nor Primary Shareholder are aware of, or have discovered through due diligence, any breaches by Buyer of its representations and warranties made in Article 6 of this Agreement, which they have not disclosed to Buyer.

5.28        Sufficiency of Assets. The Purchased Assets constitute all of the assets necessary to conduct the Business as it is conducted as of the date of this Agreement. All Permits and Assumed Contracts, including those identified on Schedule 2.1(c) will be available for use by the Buyer on materially identical terms (i) as of the Closing and (ii) for at least one year following the Closing.

5.29        The Primary Shareholder:

(a)	has never (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against the Primary Shareholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of the Primary Shareholder’s assets, (iv) admitted in writing the Primary Shareholder’s inability to pay his debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Other Agreements; and

(b)	is not subject to any Order or is bound by any agreement that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Other Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of Primary Shareholder to comply with or perform any of his covenants or obligations under any of the Other Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

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5.30        Investment Purposes.

(a)	Seller and Primary Shareholder (i) understand that the Purchase Price Shares to be issued to Seller pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to Seller pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act, (ii) agree that Seller is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof other than to the Primary Shareholder as permitted by the Securities Act and subject to the Lock-Up Agreement, (iii) acknowledge that the representations and warranties set forth in this Section 5.30 are given with the intention that the Buyer rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

(i)	Seller and Primary Shareholder agree (i) that the shares of Purchase Price Shares to be issued to Seller pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to the Buyer an opinion of counsel satisfactory to the Buyer that such registration is not required, (ii) that any transfer agent for the Purchase Price Shares may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares. The Primary Shareholder acknowledges that he will be subject to the Buyer’s insider trading policy.

(ii)	Seller and Primary Shareholder are each an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(iii)	Seller and Primary Shareholder (A) are aware of the business, affairs and financial condition of the Buyer and the other, and have acquired sufficient information about the Buyer to reach an informed and knowledgeable decision to acquire the shares of Common Stock to be issued to Seller pursuant to this Agreement, (B) have discussed the Buyer’s plans, operations and financial condition with the Buyer’s officers, (C) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of Common Stock to be issued pursuant to this Agreement, (D) have sufficient knowledge and experience in financial and business matters and in the business of conducting mixed martial arts promotions so as to be capable of evaluating the merits and risks of their investment in Common Stock, and (E) are capable of bearing the economic risks of such investment.

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Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Primary Shareholder as follows:

6.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted.

6.2          Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which Buyer is a party and the execution and delivery of this Agreement and such Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Buyer. This Agreement has been, and on the Closing Date, the Other Agreements to which Buyer is a party will have been, duly executed and delivered by Buyer and constitutes, or, in the case of such Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3          Consents. No notice to, filing with, authorization of, exemption by, or consent of, any Person by Buyer is required for Buyer to consummate the transactions contemplated hereby.

6.4          No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the certificate of incorporation, by-laws or other organizational document of Buyer; (ii) a breach of, or a default under, any term of provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party which breach or default would have a material adverse effect on the business or financial condition of Buyer or their ability to consummate the transactions contemplated hereby; or (iii) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

6.5          Brokers, Etc. No broker or investment banker acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Buyer.

6.6          Accuracy of Statements. No representation or warranty by Buyer in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

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6.7          Capitalization. The authorized capital stock of the Buyer consists of (i) 45,000,000 shares of Common Stock, of which on the date hereof 9,404,462 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, of which on the date hereof and on the Closing Date no shares are issued and outstanding. At the Closing, the Purchase Price Shares will be duly authorized, validly issued, fully paid and non-assessable.

Article VII

OBLIGATIONS OF SELLER

Seller and the Primary Shareholder, jointly and severally, covenant that, from the date of the execution of this Agreement to the Closing Date, Seller shall:

7.1          Compensation. Except in the ordinary course of business, not increase or commit to increase, the amount of compensation payable, or to become payable by Seller, or make, any bonus, profit-sharing or incentive payment to any of its officers, directors or relatives of any of the foregoing;

7.2          Encumbrance of Assets. Not cause any Encumbrance of any kind other than Permitted Encumbrances to be placed upon any of the Purchased Assets or other assets of Seller, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

7.3          Incur Liabilities. Not take any action which would cause Seller to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business or which will be paid at Closing;

7.4          Disposition of Assets. Not sell or transfer any of the Purchased Assets or any other tangible or intangible assets of Seller or cancel any debts or claims, except in each case in the ordinary course of business;

7.5          Executory Agreements. Except for modifications in connection with extensions of existing agreements in the ordinary course of business, not modify, amend, alter, or terminate (by written or oral agreement, or any manner of action or inaction), any of the executory agreements of Seller including, without limitation, any Fighter Contracts, agreements with vendors, televisions or media partners, event sponsors or event venue providers except as otherwise approved by Buyer in writing, which consent will not be unreasonably withheld or delayed;

7.6          Material Transactions. Not enter into any transaction material in nature or amount without the prior written consent of Buyer, except for transactions in the ordinary course of business;

7.7          Purchase or Sale Commitments. Not undertake any purchase or sale commitment that will result in purchases outside of customary requirements;

7.8          Preservation of Business. Use its best efforts to preserve the Purchased Assets, keep employed the present officers and key employees of Seller (other than increasing compensation to do so) and preserve the goodwill of its suppliers, customers and others having business relations with Seller;

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7.9          Investigation. Allow, during normal business hours, Buyer’s personnel, attorneys, accountants and other authorized representatives free and full access to the plans, properties, books, records, documents and correspondence, and all of the work papers and other documents relating to Seller in the possession of Seller, its officers, directors, employees, auditors or counsel, in order that Buyer may have full opportunity to make such investigation as it may desire of the properties and Business of Seller;

7.10        Compliance with Laws. Comply in all material respects with all Laws applicable to Seller or to the conduct of its Business;

7.11        Notification of Material Changes. Provide Buyer’s representatives with prompt written notice of any material and adverse change in the condition (financial or other) of Seller’s assets, liabilities, earnings, prospects or business which has not been disclosed to Buyer in this Agreement;

7.12        Cooperation. Cooperate fully, completely and promptly with Buyer in connection with (i) securing any approval, consent, authorization or clearance required hereunder, or (ii) satisfying any condition precedent to the Closing without additional cost and expense to Seller unless such action is otherwise the obligation of Seller; and

7.13        Financial Statements. Cooperate fully, completely and promptly with Buyer, its counsel, and the Company’s auditors in connection with providing Buyer at Seller’s expense all audited and reviewed financial statements of Seller required by the Commission and Regulation S-X promulgated under the Securities Act for inclusion in Buyer’s periodic or current reports to be filed with the Commission.

Article VIII

CONDITIONS TO CLOSING

8.1          Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

(a)	Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.

(b)	Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date.

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(c)	Payment of Purchase Price; Other Deliveries. Buyer shall have paid the Purchase Price and made the deliveries specified in Section 4.2(b).

(d)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

8.2         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

(a)	Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by Seller and the Primary Shareholder, respectively, hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.

(b)	Representations and Warranties True. The representations and warranties of Seller and the Primary Shareholder contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller and the Primary Shareholder contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets or the Business taken as a whole, in each such case on and as of the Closing Date.

(c)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(d)	Deliveries by Seller. Seller and the Primary Shareholder shall have made the deliveries required by Section 4.2(a).

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(e)	Material Adverse Change. There shall not have been a material adverse change in the Seller’s business, financial condition, prospects, assets or operations relating to the Purchased Assets or the Business, taken as a whole, except to the extent such material adverse change arises from or relates to: (i) any change in economic, business or financial market conditions in the United States or regions in which the Business operates, (ii) changes in any Laws or in accounting rules or standards; (iii) any natural disaster, act of terrorism or war, or the outbreak of hostilities, or any other international or domestic calamity or crisis; (iv) any action taken or not taken with the prior written consent of the Purchaser or required or expressly permitted by the terms of this Agreement; (v) the pendency of this Agreement and the transactions contemplated hereby; or (vi) any existing event, circumstance, change or effect with respect to which the Buyer has knowledge as of the date of this Agreement.

(f)	Required Consents. Seller shall have obtained all consents of or notification to any third parties required by the terms of any Assumed Contract or applicable law for Seller to assign its rights and obligations to Buyer as contemplated by this Agreement.

Article IX

POST-CLOSING COVENANTS

9.1         Availability of Records. After the Closing, Buyer, shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any Governmental Authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller and its shareholders for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records.

9.2         Tax Matters.

(a)	Allocation of Taxes. Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.

(b)	Transfer Taxes. Buyer and Seller shall each pay one-half of any and all sales, use, transfer and documentary Taxes and recording and filing fees applicable to the transfer of the Purchased Assets.

(c)	Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other’s Tax returns or Tax related forms or reports.

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(d)	Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for Tax purposes.

9.3         Post-Closing Delivery. Seller agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller’s possession. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against damage, deterioration and other wasting. All Intellectual Property (in particular all MMA video content) comprising the Purchased Assets will be delivered to Buyer in electronic form consistent with common industry practice.

Article X

INDEMNIFICATION

10.1         Indemnification by Seller and the Primary Shareholder. Seller and the Primary Shareholder hereby jointly and severally agree to indemnify, defend and hold Buyer harmless from and against any Losses (defined below) in respect of the following:

(a)	Losses resulting in bodily injury, wrongful death, and/or property damages, including without limitation, actual, punitive, direct, indirect, or consequential damages and all attorney’s fees and court costs recoverable by the injured party or parties arising out of litigation that is currently pending against Seller or arising from facts which occurred prior to Closing which, in the case of litigation, the defense of which is not being defended by Seller’s insurance carrier or, if the same results in or has resulted in a verdict or damages to be paid, the same is not being paid by Seller’s insurance company.

(b)	Losses resulting from the breach of any representations, warranties, covenants or agreements made by Seller or the Primary Shareholder in this Agreement or the Other Agreements.

10.2         Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold Seller and the Primary Shareholder harmless from and against any Losses in respect of the following:

(a)	Losses resulting from any breach of any representations, warranties, covenants or agreements made by Buyer in this Agreement or the Other Agreements.

(b)	Buyer’s operation of the Business and ownership of the Purchased Assets after the Closing, including, without limitation, all sales and use Taxes, ad valorem Taxes, and products liability claims with respect to such post-Closing operations.

(c)	The Assumed Liabilities, including all claims arising from the obligations assumed under the Assumed Contracts as set forth in Section 2.1(c).

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10.3        Indemnification Procedure for Third-Party Claims.

(a)	In the event that any party (the “Indemnified Person”) desires to make a claim against any other party (the “Indemnifying Person”) in connection with any Losses for which the Indemnified Person may seek indemnification hereunder in respect of a claim or demand made by any Person not a party to this Agreement against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must notify the Indemnifying Person in writing, of the Third-Party Claim (a “Third-Party Claim Notice”) as promptly as reasonably possible after receipt, but in no event later than fifteen (15) calendar days after receipt, by such Indemnified Person of notice of the Third-Party Claim; provided, that failure to give a Third-Party Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. Upon receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall be entitled, at the Indemnifying Person’s election, to assume or participate in the defense of any Third-Party Claim at the cost of Indemnifying Person. In any case in which the Indemnifying Person assumes the defense of the Third-Party Claim, the Indemnifying Person shall give the Indemnified Person ten (10) calendar days’ notice prior to executing any settlement agreement and the Indemnified Person shall have the right to approve or reject the settlement and related expenses; provided, however, that upon rejection of any settlement and related expenses, the Indemnified Person shall assume control of the defense of such Third-Party Claim and the liability of the Indemnifying Person with respect to such Third-Party Claim shall be limited to the amount or the monetary equivalent of the rejected settlement and related expenses.

(b)	The Indemnified Person shall retain the right to employ its own counsel and to discuss matters with the Indemnifying Person related to the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant to Section 10.3(a) above, but the Indemnified Person shall bear and shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that, subject to Section 10.3(a) above, all decisions of the Indemnifying Person shall be final and the Indemnified Person shall cooperate with the Indemnifying Person in all respects in the defense of the Third-Party Claim, including refraining from taking any position adverse to the Indemnifying Person.

(c)	If the Indemnifying Person fails to give notice of the assumption of the defense of any Third-Party Claim within a reasonable time period not to exceed forty-five (45) days after receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall no longer be entitled to assume (but shall continue to be entitled to participate in) such defense. The Indemnified Person may, at its option, continue to defend such Third-Party Claim and, in such event, the Indemnifying Person shall indemnify the Indemnified Person for all reasonable fees and expenses in connection therewith (provided it is a Third-Party Claim for which the Indemnifying Person is otherwise obligated to provide indemnification hereunder). The Indemnifying Person shall be entitled to participate at its own expense and with its own counsel in the defense of any Third-Party Claim the defense of which it does not assume. Prior to effectuating any settlement of such Third-Party Claim, the Indemnified Person shall furnish the Indemnifying Person with written notice of any proposed settlement in sufficient time to allow the Indemnifying Person to act thereon. Within fifteen (15) days after the giving of such notice, the Indemnified Person shall be permitted to effect such settlement unless the Indemnifying Person (a) reimburses the Indemnified Person in accordance with the terms of this Article 10 for all reasonable fees and expenses incurred by the Indemnified Person in connection with such Claim; (b) assumes the defense of such Third-Party Claim; and (c) takes such other actions as the Indemnified Person may reasonably request as assurance of the Indemnifying Person’s ability to fulfill its obligations under this Article 10 in connection with such Third-Party Claim.

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10.4        Indemnification Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification which is not a Third Party Claim (a “Claim”) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Losses incurred by the Indemnified Party or the method of computation of the amount of such claim of any Losses, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 10 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by delivery to the Escrow Agent of the Claim Notice), (B) agree in a “Counter Notice” that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in the Counter Notice or otherwise contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.17.

10.5        Losses.

(a)	For purposes of this Agreement, “Losses” shall mean all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and court costs, including punitive, indirect, consequential or other similar damages. Losses shall include punitive, indirect, consequential or similar damages only for claims brought by third parties.

(b)	Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

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(c)	The Indemnified Person agrees to use all reasonable efforts to obtain recovery from any and all third parties who are obligated respecting a Loss (e.g. parties to indemnification agreements, insurance companies, etc.) (“Collateral Sources”) respecting any Claim pursuant to which the Indemnified Person is entitled to indemnification hereunder. If the amount to be netted hereunder from any payment from a Collateral Source is determined after payment of any amount otherwise required to be paid to an Indemnified Person under this Article 10, the Indemnified Person shall repay to the Indemnifying Person, promptly after such receipt from Collateral Source, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 10 had such receipt from the Collateral Source occurred at the time of such payment.

(d)	Each Indemnified Person shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Losses that an Indemnified Person asserts under this Article 10.

(e)	The amount of any and all Losses (and other indemnification payments) under this Agreement shall be decreased by (A) any Tax benefits in excess of Tax detriments actually realized by the applicable Indemnified Person related to the Loss, including deductibility of any such Losses (or other items giving rise to such indemnification payment), and (B) the amount of any insurance proceeds or other amounts recoverable from Collateral Sources (netted against deductibles and other costs associated with making or pursuing any such claims, as applicable), received or to be received by the applicable Indemnified Person with respect to such Losses under any insurance policy maintained by the Indemnified Person or any other Person or from any other Collateral Source. The Indemnified Person will assign to the Indemnifying Person any rights or contribution or subrogation the Indemnified Person may have against or respecting any Collateral Source or other Persons related to such Loss which is indemnified by the Indemnifying Person hereunder.

10.6 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement: (i) Neither Seller and the Primary Shareholder nor Buyer shall be required to indemnify any party hereunder for their breach of any representation or warranty unless and until the aggregate amount of Losses arising from such types of breaches shall exceed $25,000.00 and at such time as the aggregate amount of Losses exceeds such amount the obligation to indemnify shall include all Losses including the first $25,000.00; and (ii) Seller and the Primary Shareholder shall not be liable to provide indemnification hereunder in an aggregate amount in excess of the value of the Escrow Shares, if any, that are in the possession of the Escrow Agent.

10.7 Exclusive Remedies. Each of Buyer, Seller and the Primary Shareholder acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Other Agreements shall be pursuant to the indemnification set forth in this Article 10, and such party shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 10; provided, that the foregoing limitation shall not apply to claims seeking specific performance or other available equitable relief.

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Article XI

TERMINATION AND SURVIVAL

11.1        Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)	with the mutual consent of Buyer and Seller;

(b)	by Buyer, if it is not then in material breach of its obligations under this Agreement and if (A) any of Seller’s or the Primary Shareholder’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, or (B) any of Seller’s or the Primary Shareholder’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(b) would not be satisfied; provided, however, that Buyer shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Seller unless Seller fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Buyer of such inaccuracy or breach;

(c)	by Seller, if it is not then in material breach of its obligations under this Agreement and if (A) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1(a) would not be satisfied, or (B) any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.1(b) would not be satisfied; provided, however, that Seller shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Buyer unless Buyer fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Seller of such inaccuracy or breach; or

(d)	by Buyer or Seller if the Closing has not occurred on or prior to June 15, 2017, as such date may be extended by mutual agreement of Buyer and Seller, upon written notice by Buyer to Seller or Seller to Buyer; provided that the party providing notice of termination is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

11.2        Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Buyer or Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

11.3        Effect of Termination.

(a)	In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, however, that the obligations of the parties set forth in Article 10, this Section 11.3 and Sections 12.2, 12.3, 12.4, 12.7, 12.9, 12.13, and 12.15 hereof shall survive any such termination and shall be enforceable hereunder.

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(b)	Nothing in this Section 11.3 shall relieve Buyer or Seller of any liability for a material breach of this Agreement prior to the date of termination, the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

11.4        Survival of Representations and Warranties. Except with respect to (a) the covenants of Buyer, Seller and the Primary Shareholder which are intended to survive the Closing, (b) Seller’s and the Primary Shareholder’s representations provided for in Section 5.2(a), 5.4 and 5.8, which survive indefinitely, (c) Seller’s and Primary Shareholder’s representations provided for in Sections 5.6, 5.11, 5.14, 5.16 and 5.22, which survive until the applicable statute of limitations expires with respect to claims arising under such Sections, and (d) Buyer’s representation provided for in Section 6.2, which shall survive indefinitely, the representations and warranties of each of the parties hereto shall survive the Closing for a period of twenty-four (24) months.

Article XII

MISCELLANEOUS

12.1        Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party.

12.2        Risk of Loss. All risk of loss with respect to the Purchased Assets to be transferred hereunder shall remain with Seller until the transfer of the Purchased Assets and the Business on the Closing Date. Anything to the contrary in this Agreement notwithstanding, in the event there has been any material damage to or destruction of any of the Purchased Assets prior to the Closing Date and Buyer elects to consummate the transactions contemplated herein, at Closing, Seller shall assign to Buyer all of Seller’s right to receive insurance proceeds toward the repair or replacement of such Purchased Assets, if any, and if no such insurance is in effect or the amount payable thereunder is insufficient to repair or replace any such Purchased Assets, the parties shall equitably adjust the Purchase Price.

12.3        Confidentiality. All information gained by either party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof and information obtained by Buyer and its representatives in conducting due diligence respecting Seller and the Purchased Assets, will be kept in strict confidence. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Business disclosed by Seller to Buyer shall become the Confidential Information of Buyer, subject to the restrictions on use and disclosure by Seller imposed under this Section 12.3. Neither Seller, the Primary Shareholder, nor Buyer shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:

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(a)	as may be required by the Securities Act or the Exchange Act for inclusion in any report required to be disclosed pursuant thereto;

(b)	as may be required by applicable Law provided that, in any such event, the party required to make the disclosure will (i) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (ii) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (iii) limit disclosure of Confidential Information to what is legally required to be disclosed, and (iv) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or

(c)	Buyer may disclose the terms of this Agreement and the transactions contemplated hereby to an actual or prospective underwriter, lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this Section 12.3; or

(d)	Disclosure to a party’s representatives and advisors in connection with advising such party and preparing its Tax returns.

12.4        Expenses. Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

12.5        Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

12.6        Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.7        No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.8        Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

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12.9        Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California without regard to the conflicts of law provisions thereof.

12.10      Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11      Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

12.12      Further Documents. Each of Buyer, Seller and the Primary Shareholder shall, and shall cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with carrying out the intent and purposes of this Agreement and the transactions contemplated hereby.

12.13      Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type and confirmation by mail), by overnight courier or by registered or certified mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Paul K. Danner, III

Phone: (212) 739-7825
Fax: (212) 658-9291

Email: pdanner@alliancemma.com

If to Seller or the Primary Shareholder, to:

The Englebrecht Company, Inc.

d/b/a Roy Englebrecht Promotions

17151 Newhope Street, #101

Fountain Valley, CA 92708

Attention: Mr. Roy Englebrecht

Phone: (949) 760-3131

Fax: (714) 429-7903

Email: boxing77@aol.com

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or to such other address as a party may identify to the other party in a notice provided in accordance with this Section 12.13.

12.14      Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure only under such specific Schedule and shall not constitute a disclosure under any other Schedule referred to herein unless a specific cross-reference to another Schedule is provided or such disclosure is otherwise clear from the context of the disclosure in such Schedule and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.

12.15      Construction. The provisions of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.16      Knowledge. As used herein, Seller will be deemed to have knowledge of a particular fact or matter only if Roy Englebrecht is actually aware of the fact or matter, or with the exercise of reasonable diligence should have been aware of the fact or mater.

12.17      Submission to Jurisdiction. Each of Buyer, Seller and the Primary Shareholder submits to the jurisdiction of the courts of the State of California (or any other federal or state court in the State of California if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.13. Nothing in this Section 12.17, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

12.18      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE OTHER AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page to Asset Purchase Agreement Follows]

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[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

THE ENGLEBRECHT COMPANY, INC.

By:	/s/ Roy Englebrecht
Roy Englebrecht
Chief Executive Officer

PRIMARY SHAREHOLDER:

/s/ Roy Englebrecht
Roy Englebrecht

BUYER:

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Paul K. Danner, III
Chief Executive Officer

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Annex I

Definitions

The following terms have the respective meanings indicated when used in the attached Asset Purchase Agreement or in any Other Agreement (as defined below):

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation that is pending by or before any Governmental Authority.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale, Conveyance and Assignment” means the Bill of Sale, Conveyance and Assignment in substantially the form attached hereto as Exhibit B.

“Business” means the business of Englebrecht promoting, sponsoring and otherwise commercializing mixed martial arts events including live, televised and pay-per-view events and the commercial exploitation of related products and services at such events.

“Business Day” means any day of the year other than a Saturday or a Sunday on which national banking institutions in New York are open to the public for business and are not required or authorized to close.

“Business Employees” has the meaning set forth in Section 5.17.

“Buyback Condition” and “Buyback Option” have the respective meanings specified in the Intellectual Property Transfer Agreement.

“Buyer” has the meaning set forth in the preamble hereto.

“Claim” has the meaning set forth in Section 10.4.

“Claim Notice” has the meaning set forth in Section 10.4.

“Claimed Amount” has the meaning set forth in Section 10.4.

“Closing” means the closing of the purchase and sale of the Purchased Assets contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs as agreed between Buyer and Seller.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Sources” has the meaning set forth in Section 10.5(c).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of Buyer, $0.001 par value per share.

“Confidential Information” has the meaning set forth in Section 12.3.

“Employee Plan” has the meaning set forth in Section 5.16.

“Encumbrance” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

“Equipment” has the meaning set forth in Section 2.1(b).

“Escrow Agent” means Mazzeo Song P.C.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit F.

“Escrow Shares” has the meaning set forth in Section 3.2.

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“Excluded Assets” has the meaning set forth in Section 2.2.

“Executive Employment Agreement” means the Executive Employment Agreement entered into by and between Buyer and the Primary Shareholder in substantially the form attached hereto as Exhibit C.

“Fighter Contract” has the meaning set forth in Section 5.21.

“Financial Statements” has the meaning set forth in Section 5.14.

“Gross Profit” has the meaning set forth in Section 3.2.

“Governmental Authority” means any government or governmental or regulatory, judicial or administrative, body thereof, or political subdivision thereof, whether foreign, federal, state, national, supranational or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Intellectual Property Rights” means all intellectual property and other proprietary rights, protected or protectable, under the laws of the United States or any political subdivision thereof, including, without limitation (i) trademarks, service marks, trade names, trade dress, logos, brand names and other identifiers together with all goodwill associated therewith; (i) copyrights (including but not limited to all copyrights in Seller’s MMA event video library and fighter photographs and other copyrighted works); (iii) all computer software, trade secrets and market and other data, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other proprietary information, whether or not reduced to practice, and rights to limit the use or disclosure of any of the foregoing by any Person; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisional applications and continuations (in whole or in part) thereof; and (v) and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreement in substantially the form attached hereto as Exhibit D.

“Inventory” has the meaning set forth in Section 2.1(g).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Liability” has the meaning set forth in Section 2.3.

“Losses” has the meaning set forth in Section 10.4.

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“Lock-Up Agreement” means the Lock-Up Agreement in substantially the form attached hereto as Exhibit E.

“Non-Competition and Non-Solicitation Agreement” means that certain Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit G.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court or other Governmental Authority; or (b) agreement with any Governmental Authority entered into in connection with any Proceeding.

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, Conveyance and Assignment, the Intellectual Property Transfer Agreement, the Non-Competition and Non-Solicitation Agreement, the Lock-Up Agreement and the Escrow Agreement.

“Permits” means all material permits, licenses, franchises and other authorizations of any Governmental Authority possessed by or granted to Seller in connection with the Business.

“Permitted Encumbrances” means (i) the Assumed Liabilities and any Encumbrances securing the same, (ii) any Encumbrance in favor of a Person claiming by or through Buyer, and (iii) any Encumbrance which will be released at Closing.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.

“Primary Shareholder” has the meaning set forth in the preamble hereto.

“Purchase Price Shares” has the meaning set forth in Section 3.1.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Seller” has the meaning set forth in the preamble hereto.

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“Share Price” means the trailing 20-day average closing price for the Common Stock on the NASDAQ commencing on the day prior to Buyer’s public announcement of the transactions contemplated hereby.

“Target Gross Profit Notice” has the meaning set forth in Section 3.2(b).

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, social security and similar employment taxes or any other taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party Claim Notice” has the meaning set forth in Section 10.3(a).

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(j).

“U.S. GAAP” means U.S. Generally Accepted Accounting Principles.

“Target Gross Profit Threshold” has the meaning set forth in Section 3.2.

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